Exhibit 99.1

LaserCard Corporation Reports Results for
Fiscal Fourth Quarter and Year Ended March 31, 2008

Mountain View, Calif. – April 24, 2008 – LaserCard Corporation (NASDAQ:LCRD), a leading provider of secure ID solutions, today announced the financial results for its fiscal 2008 fourth quarter and fiscal year ended March 31, 2008.

Revenues for the fourth quarter of fiscal 2008 were $7.3 million, compared with $11.2 million in the prior quarter and $9.2 million in the same quarter a year ago.  The net loss for the fourth quarter of fiscal 2008 was $3.3 million, or ($0.27) per diluted share, compared with a net loss of $1.1 million or ($0.09) per diluted share in the prior quarter, and a net loss of $6.9 million, or ($0.59) per diluted share, in the same quarter a year ago.

For the fiscal year ended March 31, 2008, LaserCard reported revenues of $37.0 million, compared with prior fiscal year revenues of $32.3 million.  Net loss for fiscal 2008 was $7.2 million, or ($.60) per diluted share.  For fiscal 2007, the Company reported a net loss of $12.4 million, or ($1.05) per diluted share.

Revenue from optical memory cards totaled $22.1 million in fiscal 2008, compared with $19 million in fiscal 2007.  Revenue from specialty cards and printers totaled $13.2 million in fiscal 2008 versus $11.8 million in fiscal 2007, with the remaining revenues coming from the enabling services and other products and services within the drive systems and services segment. Optical memory card revenues in fiscal 2008 were mainly from sales of citizen ID cards (CIE) and foreign resident cards (PSE) for the Italian government programs, Laser Visa Border Crossing Cards and Green Cards for the U.S. Department of Homeland Security, Permanent Resident Cards for the Canadian government, national ID cards for a Middle Eastern country, and vehicle registration cards in three Indian states.

“I am pleased with the progress made in strategic diversification over the past year,” said Bernard C. Bailey, chairman of LaserCard’s board of directors.  “We have continued to evolve our company from a technology supplier to a more comprehensive identity solutions provider.  While we realize that there is still much work to be done to realize our full potential, I am excited by the commitment and passion that our people have demonstrated towards this goal.”

Highlights of FY2008:

•
On April 2, 2007 announced the receipt of a new follow-on subcontract from General Dynamics for U.S. Department of Homeland Security “Green Cards” Permanent Resident Cards and “Laser Visas” Border Crossing Cards for an initial 12-month period with optional extensions up to a total of five years

•	Received a subcontract extension and $2.0 million order for Canadian permanent resident cards
•	Awarded a $1.7 million contract with the Costa Rican government for a secure foreign resident ID management system, furthering LaserCard’s integrated solutions approach
•	Completed the enabling services phase of an $11 million subcontract for distributed issuance of optical memory based National ID cards for a Middle Eastern country

•	Received a $2.3 million order for optical memory cards to be used in the expansion of a Middle Eastern country National ID card program
•	Awarded an $8.5 million contract with Golden Chip Company of Saudi Arabia for LaserCard’s delivery of a turnkey plastic card manufacturing facility
•
Reported progress in Italy related to the National Citizen ID card program whereby IPZS, the program prime contractor, issued an RFP for expansion of the data collection and card issuance infrastructure which could lead to full implementation of the program

•	Delivered on a $200,000 card encoder order for the National ID card program in Italy
•	Licensed Ritel SpA in Italy to manufacture read/write drives, act as a European source for drives and help propel technological improvements
•	Won Angola National ID card project, which could lead to up to $90 million in revenue over five years
•	Received initial orders for recently launched high durability laser engravable passport data pages
•
Assisted Prevent Global (PG) to develop plans for LaserCard’s transfer of manufacturing equipment to PG facility in Slovenia; installation to be part of the establishment of a factory for the licensed manufacture of optical memory cards; $26 million in revenue would be recognized by LaserCard upon completion of the factory

Cash and Investments
LaserCard Corporation’s cash, cash equivalents, short-term investments and long-term investments were $18.6 million at March 31, 2008, compared with $20.5 million at March 31, 2007.  The Company has no significant debt.

Earnings Results Conference Call
LaserCard will hold a conference call to discuss the Company's fiscal 2008 fourth quarter and year end results today, April 24, 2008, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 773-799-3727 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 203-369-0771.  You will need to reference the passcode:  LaserCard and the conference leader: Steve Larson.  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.

About LaserCard Corporation
LaserCard Corporation is a leading provider of secure ID solutions to governments and commercial clients around the world, and a manufacturer of a wide range of advanced, secure identity documents. These ID documents include the LaserCard® optical memory card and hybrid cards combining optical memory with contact, contactless and RFID chip technology. The Company’s cards and systems are widely used in countries around the world, including the United States, Canada, Italy, India and the Middle East, for demanding applications including border security, government service provision and facility access. LaserCard’s wholly-owned German subsidiary, Challenge Card Design Plastikkarten GmbH, manufactures and offers a wide range of high quality specialty cards, plus card personalization and ID management solutions under the CCD and Cards & More brands.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include our anticipation that the reported progress in Italy could lead to full implementation of the program, that the program in Angola could lead to up to $90 million in revenue over five years, that the Prevent Global project could lead to our recognizing $26 million in revenue upon completion, and that the Ritel license will establish a European source for drives and would help propel technological improvements.  These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether there is a change in the Italian or Angolan governments, whether Italian and Angolan citizens embrace the ID card programs, and whether the local governments experience difficulties in issuing cards; whether the Company encounters card production difficulties; whether Prevent will locate a facility for its plant and pick up the equipment from LaserCard as committed and install it in the facility so that with LaserCard's assistance it is ready to commence operation, and whether Ritel will successfully manufacture drives and develop new technologies as well as the risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission.  Due to these and other risks, future actual results could differ materially from the Company’s expectations.  These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$7,255	$9,238	$37,008	$32,270
Cost of product sales (includes $92 and $336 stock-based
compensation in the three and twelve month periods ended
March 31, 2008 and $68 and $325 in the three and twelve
month periods ended March 31, 2007, respectively)	5,595	8,154	27,009	25,406
Gross profit	1,660	1,084	9,999	6,864

Operating expenses:
Selling, general, and administrative expenses (includes
$320 and $1,498 stock-based compensation in the three month
and twelve month periods ended March 31, 2008 and
$311 and $1,116 in the three and twelve month periods ended
March 31, 2007, respectively)	4,427	3,863	15,253	13,575
Research and development expenses (includes $66 and $256
stock-based compensation in the three and twelve month
periods ended March 31, 2008 and $63 and $354 stock-
based compensation in the three and twelve month periods
ended March 31, 2007, respectively)	666	787	2,878	3,095
Impairment of intangible assets and goodwill	-	3,811	-	3,811
Total operating expenses	5,093	8,461	18,131	20,481
Operating loss	(3,433)	(7,377)	(8,132)	(13,617)

Other income, net	157	189	812	895

Loss before income taxes	(3,276)	(7,188)	(7,320)	(12,722)

Income tax benefit	(8)	(255)	(114)	(351)

Net loss	$(3,268)	$(6,933)	$(7,206)	$(12,371)

Net loss per share:
Basic	$(0.27)	$(0.59)	$(0.60)	$(1.05)
Diluted	$(0.27)	$(0.59)	$(0.60)	$(1.05)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	11,981	11,846	11,929	11,814
Diluted	11,981	11,846	11,929	11,814

LASERCARD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2008 and March 31, 2007
(In thousands, except share and per share amounts)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,583	$3,026
Restricted cash	167	-
Short-term investments	-	17,500
Accounts receivable, net of allowance of $35 at March 31, 2008	2,952	3,489
and $144 at March 31, 2007
Inventories, net of reserve of $913 at March 31, 2008 and $837	13,080	11,462
at March 31, 2007
Deferred contract costs	303	233
Equipment held for resale	89	-
Prepaid and other current assets	1,618	1,594
Total current assets	23,792	37,304

Property and equipment, net	11,700	12,988
Long-term investments	12,875	-
Long-term deferred contract costs	561	721
Equipment held for resale	6,599	6,340
Patents and other intangibles, net	402	411
Notes receivable	269	227
Other non-current assets	108	109
Total assets	$56,306	$58,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,561	$2,284
Accrued liabilities	3,221	2,989
Deferred income tax liability	405	388
Advance payments from customers	3,060	1,838
Deferred revenue	1,739	1,584
Capital lease obligation	30	-
Total current liabilities	11,016	9,083

Capital lease obligation, net of current portion	76	-
Advance payments from customers	23,520	23,554
Income tax payable	263	-
Deferred revenue	2,537	2,000
Long-term deferred rent	1,168	864
Total liabilities	38,580	35,501

Stockholders' equity:
Common stock	120	119
Additional paid-in capital	63,868	61,068
Accumulated deficit	(45,867)	(38,722)
Accumulated other comprehensive income	(395)	134
Total stockholders' equity	17,726	22,599

Total liabilities and stockholders' equity	$56,306	$58,100